D R A F T 9-8-99







                 FACILITIES LEASE AGREEMENT




                           BETWEEN




               ALLEGHENY ENERGY SUPPLY COMPANY




                             and




                   WEST PENN POWER COMPANY

                      TABLE OF CONTENTS
                                                              Page

ARTICLE I
     Definitions                                                2

ARTICLE II
     Effective Date                                             3

ARTICLE III
     Lease of Generating Facilities                             4

ARTICLE IV
     Operation and Maintenance of Leased Facilities             5

ARTICLE V
     Assignment of Existing Contracts                           7

ARTICLE VI
     Generating Resource Responsibilities of APC                8

ARTICLE VII
     Operating Committee                                       11

ARTICLE VIII
     Term of Lease                                             11

ARTICLE IX
     Compensation for Lease and Assignment of Generation       12

ARTICLE X
     Taxes                                                     14

ARTICLE XI
     Stranded Cost Recovery                                    15

ARTICLE XII
     Insurance                                                 15

ARTICLE XIII
     Amendment of Prior Agreements                             15

ARTICLE XIV
     Exchange of Information/Right of Inspection               16

                 TABLE OF CONTENTS (cont'd.)

                                                              Page

ARTICLE XV
     Settlements                                               16

ARTICLE XVI
     Indemnity                                                 17

ARTICLE XVII
     Force Majeure                                             18

ARTICLE XVIII
     Conditions Precedent                                      20

ARTICLE XIX
     Liens                                                     21

ARTICLE XX
     Successors and Assigns                                    21

ARTICLE XXI
     Miscellaneous                                             21

ARTICLE XXII
     Indenture Provisions                                      23

ARTICLE XXIII
     Dispute Resolution Procedures                             24

APPENDIX A
     Leased Properties

APPENDIX B
     List of Joint Operating Agreements

APPENDIX C
     Power Sales Agreements

                 FACILITIES LEASE AGREEMENT


           THIS LEASE made and entered into this ____ day of

_____________, 1999, between Allegheny Energy Supply Company

(a ________ corporation) ("AESC" or "Lessor"), and West Penn

Power  Company (a Pennsylvania corporation) ("West Penn"  or

"Lessee"), and being hereinafter individually referred to as

Party and collectively referred to as Parties.



                    W I T N E S S E T H:

           WHEREAS, the common stock of each Party is wholly

owned by Allegheny Energy, Inc., a Maryland corporation; and



           WHEREAS,  the Parties desire to accommodate  safe

and  reliable electric generation operations for the  public

in   the  transition  from  a  regulated  to  a  deregulated

environment  during which time West Penn  will  maintain  an obligation under Pennsylvania law to serve a portion of  its customer base with generation service; and



           WHEREAS, subject to the terms of this Lease, AESC

desires to lease designated generating assets to West  Penn,

and  to  assign  its  rights  to  certain  other  generation resources  to  West Penn, subject to certain  conditions  as more fully described herein;



           NOW  THEREFORE, in consideration of the covenants

and  premises herein set forth, and intending to be  legally bound, the Parties mutually agree as follows:

                          ARTICLE I

                         Definitions

     For  the  purpose  of this Lease, the  following  terms

     shall have the following meanings:



1.1  Emission  Allowances:  The cost of sulfur  dioxide  and nitrous  oxide  emissions allowances purchased  by  the

     Transmission  Provider ("TP"), if  any,  as  calculated

     with   compensation  or  transfer  of   allowances   in

     accordance with the FERC's Rules and Regulations.



1.2  Federal   Energy  Regulatory  Commission   ("FERC"   or

     "Commission"):   The current Federal Energy  Regulatory

     Commission or successor agency.



1.3  Good  Utility Practice:  Any of the practices,  methods and  acts  engaged  in  or approved  by  a  significant

     portion  of  the electric utility industry  during  the

     relevant  time period, including national and  regional

     standards  set  by North American Electric  Reliability

     Council ("NERC") or any successor organization, or  any

     of  the  practices,  methods and  acts  which,  in  the

     exercise  of reasonable judgment in light of the  facts

     known  at  the time the decision was made,  could  have

     been  expected to accomplish the desired  result  at  a

     reasonable   cost   consistent   with   good   business

     practices,  reliability, safety and  expedition.   Good

     Utility Practice is not intended to be limited  to  the

     optimum  practice, method, or act to the  exclusion  of

     all  others,  but  rather to be  acceptable  practices,

     methods, or acts generally accepted in the region.

     Good  Utility Practices shall include applicable local,

     regional  and national reliability standards  including

     those    established   by   NERC   or   any   successor

     organization.



1.4  Indenture:   Shall  mean  the Purchase  Money  Mortgage

     dated      ______________     between     AESC      and

     ___________________.



1.5 Local  Distribution Utilities ("LDU's"):  West Penn  and

     any  other  subsidiary  existing or  hereafter  created

     under  or  as  an affiliate of Allegheny Energy,  Inc.,

     which  performs  the  functions  of  a  local  electric

     distribution utility and leases facilities hereunder.



1.6 Regulated  Loads:   As defined under  Pennsylvania  law,

     and  under Pennsylvania Public Utility Commission Order

     interpreting  the  law  in  West  Penn's  restructuring

     proceeding at PaPUC Docket No. A-00973981, the electric

     load  of  the West Penn consisting of retail  customers

     who  do  not  have  the  legal right  to  choose  their

     generation supplier and customers.



1.7 Regulatory  Contingencies: The conditions precedent  set forth in Article XVIII of this Lease.

                         ARTICLE II

                       Effective Date


2.1  This     Lease     shall    become     effective     on

     _____________________ or such  later  date  as  may  be

     required  by  competent  regulatory  authority   having

     jurisdiction over this Lease.

                         ARTICLE III

                 Lease Of Generating Facilities

3.1  In consideration of the mutual covenants and agreements contained  in  this Lease, and other good and  valuable

     consideration,  AESC hereby leases to  West  Penn,  and

     West Penn leases from AESC, a portion of its generating

     facilities as follows:

     3.1.1      AESC hereby leases to West Penn 1/3 of  each

          of  the generating facilities more fully described

          on  Appendix A hereto, subject in all respects  to

          the    requirements   of   the   Indenture.    The

          description  of facilities being leased  contained

          on  Appendix  A  is intended to and shall  exclude

          facilities booked to transmission and distribution

          under  FERC's  Uniform System  of  Accounts.  This

          Lease  may be amended from time to time to  remove

          generating facilities, in whole or in part, in the

          event  that  additional customers served  by  West

          Penn   obtain  a  legal  right  to  choose   their

          generation   supplier,  or  in  the   event   that

          additional  generation is no  longer  required  to

          serve   bundled  retail  customers  or   otherwise

          removed from obligations under Pennsylvania law or

          regulatory order.



3.2  During the term of this Lease, West Penn shall have the exclusive  right to operate and utilize the  output  of

     the  leased generating facilities, including the  right

     to dispatch, sell, transfer, or otherwise dedicate the output of such generation resources, including both capacity  and  energy, to or for  the  benefit  of  any

     entity.



3.3  Title to the generating facilities which are subject to

     this  Lease shall at all times remain with AESC.   West

     Penn  shall have no right, title, or interest  in  such

     generating  facilities, except to the extent  expressly

     set forth in this Lease.



3.4  Upon  termination of this Lease, the leased  generating facilities,  including certain capital  additions  made

     during the term of this Lease, subject to the terms  of

     this Lease, shall revert to AESC.



3.5  Subject  to  the  provisions of this Lease,  West  Penn shall  have  the  unlimited right  to  use  the  leased

     generating facilities to serve its Regulated Loads.



3.6  The  Parties  agree  that it is the  understanding  and intention  of  the Parties that this  Lease  is  to  be

     classified  as  an operating lease agreement.   To  the

     extent that, by law or regulation, this Lease cannot be

     classified as an operating lease agreement, the Parties

     agree  to  negotiate in good faith to  effect  mutually

     agreed upon changes necessary to classify this Lease as

     an operating lease agreement.

                           ARTICLE IV

         Operation and Maintenance of Leased Facilities

4.1  West   Penn   shall  maintain  the  leased   generating

     facilities  pursuant to the terms of this Lease.   West

     Penn  shall  have the right to utilize the services  of

     third  parties, or parties hereto, in connection with its

     obligations  and rights under this Lease.



4.2  West  Penn  shall perform the operation and maintenance obligations  specified in this  Lease  in  a  good  and

     workmanlike  manner  in accordance  with  Good  Utility

     Practice  and  in compliance with all applicable  laws,

     rules and regulations.



4.3  West  Penn  shall  perform, or cause to  be  performed,

     operation   and  maintenance  services,   which   shall

     include, but not be limited to, the furnishing  of  all

     materials,  equipment,  services,  supplies  and  labor

     necessary  for the operation, inspection, surveillance,

     monitoring  and  repair  of the  generation  facilities

     leased pursuant to this Lease.



4.4  West  Penn  shall  perform, or cause to  be  performed,

     emergency  operation  and maintenance  services,  which

     shall  include,  but not be limited to, those  services

     performed  in  case of explosion, fire,  storm,  sudden

     emergencies,   sabotage,  or  any   unscheduled   major

     interruption   of  the  operation  of  the   generation

     facilities leased pursuant to the terms of this  Lease.

     Prior   to  the  performance  of  such  services,   the

     Operating  Committee, set forth in Article  VII  below,

     may  upon  mutual agreement, retire or  place  in  cold

     storage, in whole or in part, a generating facility affected by an emergency as contemplated by this

     Section, provided that alternate arrangements are  made

     to  satisfy  West Penn's obligations to  its  Regulated

     Load.



4.5  Except as limited by Section 4.4 above, West Penn shall have  the  sole  right and discretion to determine  and

     perform  the  operation and maintenance activities  set

     forth   in  this  Article  IV  and  for  those  capital

     additions    for    which    it    assumes    financial

     responsibility, and the timing of such  activities  and

     additions.  West Penn shall not exercise its discretion

     under this Article IV in a fashion which impairs AESC's

     ability to effectively run its generating facilities.



                           ARTICLE V

                Assignment Of Existing Contracts

5.1  Existing  Joint  Ownership  and  Operating  Agreements:

     AESC   hereby  grants  and  assigns  to  West  Penn   a

     proportional  share  of the dispatch  rights,  and  all

     rights to output, of both capacity and energy, given to

     AESC  under  each of the Joint Ownership and  Operating

     Agreements  listed on Appendix B hereto.   AESC  hereby

     grants  and assigns to West Penn proportionate  rights,

     to  the  extent AESC has such rights, to purchase,  and

     utilize  the output, both capacity and energy,  of  the

     Bath County Generating Plant ("AGC Agreement").



5.2  Purchase Power and Power Sales Agreements:  AESC hereby grants  and assigns to West Penn proportionate  rights,

     to the extent each of them has such rights, to operate, dispatch, and utilize the capacity and energy purchase and  exchange rights under the Purchase Power and Power

     Sale Agreements listed in Appendix C.



5.3  Emission Allowances:  Within ten (10) working  days  of the end of each calendar month, AESC shall transfer  to

     West Penn 1)  the amount of SO2 allowances required  by

     West  Penn to produce energy by West Penn derived  from

     the leased facilities to service its Regulated Load for

     the  calendar  month  just ended and  1/3  of  the  NOx

     allowances  granted  to these  facilties,  and  2)   an

     appropriate amount of allowances, to allow West Penn to

     make  sufficient non-affiliated sales under  the  Power

     Supply  Agreement  between Monongahela  Power,  Potomac

     Edison  and  West  Penn, dated  1982,  to  support  its

     obligations thereunder.



5.4  Fuel   Procurement  Contracts  and  Inventories:   AESC

     hereby  grants  to  West Penn the  right  to  use  fuel

     inventories existing as of the effective date  of  this

     Lease as needed to supply power for its Regulated Load;

     provided that upon termination of this Lease, West Penn

     shall  return  similar  inventories.  Fuel  inventories

     shall  be  measured in British Thermal  Unit  per  unit

     capability.

                         ARTICLE VI

        Generating Resource Responsibilities of West Penn


6.1  Operating  Control:  Except as hereinafter  set  forth,

     West   Penn  shall  have  operating  control   of   the

     generation resources leased from AESC under Article III

     or  assigned under Article V.  West Penn shall  operate

     those  resources at its own cost and expense, and shall

     maintain,  or  cause to be maintained, each  generating

     resource   so  as  to  keep  it  in  similar  operating

     condition  as  it was when it first became  subject  to

     this Lease, ordinary wear and tear excepted.  West Penn

     shall replace all parts of any generating resource that

     become  unfit  for  use  with  appropriate  replacement

     parts.



     West  Penn shall not, without the prior written consent

     of  the  Operating Committee defined  in  Section  7.1,

     alter any generating resource, or affix or install  any

     accessories  or devices on any generating resource,  if

     the  same shall impair the originally intended function

     or  use  of such generating resource or shall  diminish

     its   commercial   value.   Any  and  all   unseverable

     additions   to  and  improvements  of  any   generating

     resource,  and  any  and  all parts  installed  on  and

     additions  and  replacements  made  to  any  generating

     resource,   shall   constitute   accessions   to   such

     generating  resource and ownership thereof,  free  from

     any  lien,  charge,  security interest  or  encumbrance

     shall immediately be vested in Lessor.



6.2  Operating  Costs:  West Penn shall be  responsible  for the  payment, from its own funds, of such operating and

     non-capital maintenance expenses, including all fuel contracts and the acquisition of necessary additional emission allowances as required beyond those granted in

     Section  5.4  above, as it incurs in its sole  judgment

     for  the  purpose of efficiently operating  the  leased

     generation  resources.  West Penn shall be  responsible

     for payment, from its funds, of amounts due and payable

     for  the exercise of all purchase rights, both capacity

     and  energy, under the contracts referred to in Article

     V  above.  It is recognized that AESC currently has  in

     place various fuel procurement contracts which must  be

     taken  account  of by West Penn in determining  whether

     and the extent to which West Penn will incur additional

     fuel  expenses.  AESC  shall  remain  responsible   for

     compliance  with all terms of their currently  existing

     fuel  contracts, including payment obligations,  unless

     such  contracts are assigned to West Penn.  Recognizing

     the  existence of such contracts, West Penn  may  incur

     the  cost  of such additional fuel over and  above  the

     current  fuel  inventory  and  fuel  required   to   be

     purchased  under existing contracts and may  incur  all

     other  necessary operating expenses which it determines

     in  its  sole judgment to be appropriate to efficiently

     operate the generation resources leased from AESC.



6.3  Fixed  Costs:   AESC  will remain responsible  for  the

     fixed  cost  and  fixed payment obligations  associated

     with  the  various contracts referred to in  Article  V

     above.   It is the intent of the parties to this  Lease

     that  the payments for lease and transfer of rights  to

     generation in this Lease shall be sufficient  to  cover

     all  fixed payment obligations which AESC retains as  a

     result of its ownership of generating units and/or  its

     obligations under the various contracts referred to  in

     Article V. It is further the intent of the parties to this Lease that the obligation to pay operating costs incurred  under  each  of  these  agreements  shall  be

     transferred  to and become the responsibility  of  West

     Penn.



6.4  Capital   Additions,  Retirements  or  Re-Rates:    All

     capital  additions  made  at  the  discretion  of   the

     Operating Committee shall be paid for by AESC and shall

     be  the  property of AESC upon the termination of  this

     Lease.    Unseverable  capital  additions  unilaterally

     initiated  and financed by West Penn shall also  become

     the  property  of  the  AESC upon termination  of  this

     Lease.    The   Operating  Committee  may   decide   to

     permanently  re-rate  any  of  the  leased   generation

     resources.   Following the permanent rerate  of  leased

     generating facilities, Lease payments shall be adjusted

     as necessary.



                         ARTICLE VII

                     Operating Committee

7.1  An  Operating Committee shall be established  to  carry out  and coordinate the provisions of this Lease.  Said

     Operating Committee shall consist of one representative

     from  each  Party as designated in writing.  Any  Party

     may  change its designated representative by  notifying

     the other Parties in writing.



                        ARTICLE VIII

                         Term of Lease

8.1  Effective  Date:  This Lease shall become effective  on

     _________________________, however, if  the  Conditions

     Precedent  set  forth in Article XVIII  have  not  been

     satisfied on or before __________________________, this

     Lease shall become null and void and of no effect.

8.2  Initial Term:  This Lease shall continue in full  force and effect from the effective date set forth in Section

     8.1  until January 2, 2000.  This Initial Term  may  be

     modified upon mutual agreement of all Parties  to  this

     Lease.



8.3  Termination:  This Lease is also subject to termination

     or   modification   to  the  extent  that   performance

     hereunder may conflict with any applicable provision of

     law  or  with  any  rule, regulation or  order  of  any

     regulatory agency having jurisdiction, whether  adopted

     before  or after the making of this Lease.  This  Lease

     may  be  subject to termination or modification in  the

     event  any  state or federal regulatory or  legislative

     body  should  adopt  a plan requiring  retail  customer

     choice for electricity that results in a termination or

     material modification of the Lease.



8.4  Default  Events:  In the event either Party  shall  (a)

     make  an assignment or any general arrangement for  the

     benefit  of  creditors; (b) default in the  payment  or

     performance  of its obligations to another Party  under

     this  Lease  (which  shall  not  include  a  delay   in

     performance  or  payment that is cured within  two  (2)

     business days (as used herein, business day shall  mean

     any  day on which Federal Reserve member banks  in  New

     York  are open for business) of a demand for corrective

     action);  (c)  file  a petition or otherwise  commence,

     authorize  or  acquiesce  in  the  commencement  of   a

     proceeding or cause under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (d) otherwise

     become  bankrupt or insolvent (however evidenced);  (e)

     be  unable  to pay its debts as they fall due;  or  (f)

     fail to give adequate security for or assurance of  its

     ability  to perform its further obligations under  this

     Lease  within two business days of a reasonable request

     by  another Party, then the performing Party shall have

     the right to terminate this Lease without prior notice,

     in  addition  to  any and all other remedies  available

     hereunder  or  pursuant to law.  Notice of  termination

     shall   be  given  within  one  business  day,   unless

     otherwise provided for herein.



                         ARTICLE IX

     Compensation For Lease And Assignment Of Generation

9.1  As  compensation for the foregoing rights to the leased

     and   assigned  generation  resources,  including   the

     exclusive  right  to utilize the output  of  generation

     resources and all purchase rights as described therein,

     West Penn agrees to pay AESC $5,030,000 per month.  The

     Parties recognize and agree that the foregoing payments

     to  AESC  are intended to cover depreciation,  property

     tax, property insurance, income tax, interest return on

     all  leased and assigned assets, and a regulated equity

     return on those portions of the assets subject to  this

     Lease which remain subject to rate base regulation.



9.2  Billing  and Payments:  Monthly payments equivalent  to

     1/12 of the above annual amounts shall be made by [wire

     transfer]  on  or before the 15th day of the  following

     month.  The initial payments under this Lease shall  be

     made on or before the 15th day of the month immediately

     following the month in which the effective date occurs and shall be prorated to cover the portion of the month in which the effective date occurs for which this Lease

     is in effect.



9.3  Automatic   Adjustment   for   Environmental    Capital

     Additions: Parties to this Lease shall not be prevented

     from filing changes with the FERC if any federal, state

     or  local  legislative  body,  judicial  authority,  or

     administrative agency, including the FERC,  orders  any

     new,  or  changes any existing, statutes,  regulations,

     regulatory   policies,  interpretations,   or   changes

     preexisting  programs or procedures directly  resulting

     in  costs,  savings, expenses or requiring  of  AESC  a

     change  in compensation not otherwise provided  for  in

     this Lease for environmental capital additions.



9.4  Automatic  Adjustment for Tax Changes:   An  adjustment

     for  tax  changes  shall apply to the compensation  for

     this  Lease.   Rates to be adjusted,  as  required,  by

     including  an  automatic  pass-through  of  changes  in

     federal,  state,  or  local  taxes  or  tax  rates   by

     providing an automatic adjustment of all taxes included

     in  the Lease, upward or downward, based on actual  tax

     expense incurred by AESC.



9.5  Regulatory Approved Changes:  Nothing contained  herein shall be construed as affecting in any way the right of

     AESC  individually  or  jointly, to  unilaterally  make

     application  to  the FERC for a change in  rates  under

     Sections  205  or  206  of the Federal  Power  Act  and

     pursuant  to  FERC's Rules and Regulations  promulgated

     thereunder.

                          ARTICLE X

                             Taxes

10.1 AESC  shall remain responsible for paying all  property related  taxes, including but not limited to state  and

     local ad valorem taxes, levied on the facilities leased

     pursuant   to  this  Lease.   The  Parties   shall   be

     responsible  for  gross receipts taxes associated  with

     the sales, if any, which each of them makes to ultimate

     consumers  of  electricity.  The Parties hereby  commit

     that  they  will  not  impair or  encumber  the  leased

     property, by incurring any lien on such leased property

     arising by failure to pay taxes or other lawful debts.


                           ARTICLE XI

                     Stranded Cost Recovery

11.1 This Lease does not in any way affect the right of  any

     Party to seek and recover stranded cost recovery.


                          ARTICLE XII

                           Insurance

12.1 AESC will maintain existing levels of property, boiler,

     machinery  and  liability  insurance  coverage  on  the

     leased properties described in Appendix A.

                        ARTICLE XIII

                 Amendment Of Prior Agreements

13.1 Existing Ownership and Operating Agreements: This Lease

     shall  constitute  an amendment of each  of  the  Joint

     Ownership  and Operating Agreements listed on  Appendix

     B.   Each such Lease is hereby amended to eliminate the

     sections  of such agreements identified on  Appendix  B

     and   substitute  for  such  eliminated  sections   the

     provisions   contained  in   this   Lease.    AESC   is

     responsible for obtaining approvals necessary to  amend

     all  relevant agreements affected by this Lease and  to

     which  AESC  is  a  party  or a successor  or  assignor

     thereof.  The consent of all affected parties  to  such

     amendments  shall be evidenced by a separate  amendment

     executed  by all parties to the agreements,  indicating

     consent    to    said    amendments,    and    executed

     contemporaneously herewith.  The rights and obligations

     to  the capacity and energy accruing to AESC under said

     contract  are  proportionally granted and  assigned  to

     West Penn under Article V above.



                         ARTICLE XIV

          Exchange of Information/Right of Inspection

14.1 Records   and  Accounts:   All  records  and   accounts

     pertaining to services hereunder shall be available  to

     any Party for audit and review at all reasonable times.



14.2 Right of Inspection:  AESC shall have the right at  any reasonable time to enter the premises where the  leased

     generating  facilities are located and shall  be  given

     free access to inspect the facilities.

14.3 Standards  of Conduct:  Services and related  exchanges of information remain subject to any relevant standards

     of  conduct  imposed by state and/or federal regulatory

     authorities.



                         ARTICLE XV

                          Settlements

15.1 Accounting   Period:    The   accounting   period   for

     transactions  hereunder  shall  be  one  month,  which,

     unless  otherwise specified by the Operating Committee,

     shall be a calendar month.



15.2 Disputed  Bills:  In case a portion of any bill  is  in dispute, the undisputed amount shall be paid when  due,

     and the remainder, if any, shall be paid promptly after

     determination  of  the  correct  amount.   Interest  on

     unpaid  amounts shall accrue daily at the then  current

     prime  interest rate (or comparable rate) from the  due

     date of such unpaid amount until the date paid.


                          ARTICLE XVI

                           Indemnity

16.1 Each  Party will indemnify and save harmless each other

     Party  from all claims, liability, and expense  arising

     out  of any bodily injury, death, or damage to property

     caused  by  negligence of a Party thereto  (other  than

     those  caused  by the gross negligence  of  such  other

     Party  or its employees, agents, or servants) occurring

     in or about facilities owned by it and used for the purposes of this Lease, except that each Party shall be responsible  for  all  claims  of  its  own  employees,

     agents,  and  servants under any workmen's compensation

     or   similar  law.   This  Indemnity  obligation  shall

     survive termination of this Lease.



16.2 AESC  hereby agrees to indemnify and save harmless West

     Penn from all claims, liability and expense arising out

     of any preexisting but not yet identified environmental

     related claim or liability arising in whole or in  part

     from  the operation of the generating facilities  which

     are  the  subject  of this Lease.  This indemnification

     shall   include  but  not  be  limited  to  any  future

     discovered environmental costs associated with  removal

     of   any   previously  deposited  hazardous   materials

     resulting   from   the  operation  of  the   referenced

     generating units.



16.3 It  is  understood that during the term of this  Lease,

     West Penn is solely responsible for compliance with all

     environmental  laws  and  regulations,  and  West  Penn

     hereby  agrees to indemnify and save harmless AESC  for

     any environmental claim or liability which results from

     West  Penn's  failure to comply with such environmental

     laws  or  regulations regarding facilities  subject  to

     this Lease.



16.4 The  indemnity contemplated by this Lease shall survive termination of this Lease.

                        ARTICLE XVII

                         Force Majeure

17.1       If by reason of force majeure any Party hereto is

     rendered unable, in whole or in part, to carry out  its

     obligations  under this Lease, and if such Party  gives

     notice  and  reasonably full particulars of such  force

     majeure  in writing, by telegram, facsimile, or  E-mail

     to the other Party or Parties, as appropriate, within a

     reasonable period of time after the occurrence  of  the

     force  majeure event, the Party giving such notice,  so

     far  as  and to the extent that it is affected by  such

     force   majeure  event,  shall  be  relieved   of   its

     performance obligations under this Lease and shall  not

     be   liable  in  damages  during  the  continuance   of

     inability to perform so caused; provided, however, that

     such  cause  shall  be  remedied  with  all  reasonable

     dispatch.



17.2 As  used  herein, the term "force majeure" shall  mean:

     acts  of  God,  strikes, lockouts or  other  industrial

     disturbances; acts of public enemies, wars,  blockades,

     insurrections, riots, epidemics, landslides, lightning,

     earthquakes, fires, storms, floods or washouts; arrests

     and   restraints  imposed  by  the  government,  either

     federal or local, civil or military; the binding  order

     of   any   court,  legislative  body,  or  governmental

     authority which has been resisted in good faith by  all

     reasonable  legal means; vandalism, sabotage  or  civil

     disturbances;  relocation of  facilities;  breakage  or

     accident  to  machinery, including but not  limited  to

     generation   facilities  or  transmission  lines;   the

     necessity  for  testing  (as required  by  governmental

     authority  or as deemed necessary by the testing  party

     for   safe   operations)  or  for  making  repairs   or

     alterations to machinery, including but not limited  to

     generation facilities or transmission lines; accidents, breakdowns or the inability of a Party to obtain necessary material, supplies, permits, rights-of-way or

     labor  to  perform  or comply with  any  obligation  or

     condition of this Lease; and any other causes,  whether

     of  the kind herein enumerated or otherwise, which  are

     not   reasonably  in  control  of  the  Party  claiming

     suspension.   It is understood that the  settlement  of

     strikes  or  lockouts  shall  be  entirely  within  the

     discretion of the Party having the difficulty and  that

     the  above  requirement that force  majeure  events  be

     remedied with reasonable dispatch shall not require the

     settlement  of  strikes, lockouts or  disagreements  by

     acceding to the demands of any opposing party when such

     course  is  inadvisable in the discretion of the  Party

     having the difficulty.



17.3 Such  force majeure affecting the performance hereunder by  any Party, however, shall not relieve such Party of

     liability in the event of its concurring negligence  or

     willful misconduct in creating such force majeure event

     or  in  the  event of failure to use due  diligence  to

     remedy  the  situation  and  to  remove  the  cause  or

     contingencies affecting such performance in an adequate

     manner and with all reasonable dispatch.


                         ARTICLE XVIII

                      Conditions Precedent

     The  Parties  hereto expressly agree that each  Party's

     rights  and obligations under this Lease are contingent

     upon  satisfaction of each of the following  conditions

     precedent:

18.1 The parties agree that this Lease has received approval of  the PaPUC at Docket No. R-0097398 as a component of

     the  transfer,  lease,  or assignment  of  West  Penn's

     generating assets.



18.2 All  authorizations of the United States Securities and

     Exchange  Commission,  to the extent  required  by  the

     Public  Utility Holding Company Act of  1935,  for  the

     transactions contemplated by this Lease.



18.3 All   necessary   Trustee  consents  under   the   bond

     indentures  referenced  in Article  II  above  and  all

     affected contracts.



18.4 Acceptance  of  this  Lease  without  modification   or

     condition by the FERC, but solely in the event the FERC

     determines that it has jurisdiction over this Lease.


                          ARTICLE XIX

                             Liens

19.1 Subject  to  the terms of the indentures identified  in

     Article  I  above, West Penn may incur liens  or  other

     encumbrances  on the property which is the  subject  of

     this  Lease including liens or other encumbrances  made

     by West Penn.

                         ARTICLE XX

                     Successors and Assigns


20.1 This  Lease shall inure to and bind the successors  and assigns of the Parties.  This Lease, and the leases set

     forth  in  Article III, shall not be  assigned  by  any

     Party  without the written consent of the others, which

     consent  shall  not be unreasonably withheld;  provided

     that  this Lease may be assigned without prior  written

     consent to a corporation into which such Party shall be

     merged or with which it shall be consolidated or  to  a

     corporation  resulting from any merger or consolidation

     to  which such Party shall be a party or to a person or

     corporation to which substantially all the business and

     assets of such Party shall be transferred.


                          ARTICLE XXI

                         Miscellaneous

21.1 Waivers:   Any waiver at any time of any rights  as  to

     any  default  hereunder  or any  other  matter  arising

     hereunder  shall  not be deemed  a  waiver  as  to  any

     subsequent default or matter.



21.2 Governing  Law:   This Lease shall be governed  by  and

     interpreted  in  accordance  with  the  laws   of   the

     Commonwealth  of Pennsylvania without recourse  to  the

     law regarding conflict of laws.



21.3 Authority:      Each  Party hereto  represents  to  the

     others  that  this Lease, the transactions contemplated

     herein,  and the execution and delivery of  this  Lease

     have been duly authorized by all necessary corporation actions, including without limitation, required action

     on   the  part  of  the  officers  and  agents  of  the

     representing  Party, and this Lease, when executed  and

     delivered, shall be valid and binding on it.



21.4 Headings: The headings contained in this Lease are  for reference  purposes  only  and  shall  not  affect  the

     meaning or interpretation of this Lease.



21.5 Notices:   Unless  otherwise specifically  provided  in

     this  Lease,  any written notice or other communication

     shall  be  deemed to be given and received on the  date

     when such notice or communication is given by facsimile

     or  E-mail,  and  confirmed as received  by  the  other

     Party,  or the date received if given by registered  or

     certified mail, postage prepaid, addressed to:

               Allegheny Energy Supply Company
                   Attn:  David C. Benson
                       Roseytown Road
                    Greensburg, PA  15601

                   West Penn Power Company
                      Attn:  Secretary
                    800 Cabin Hill Drive
                    Greensburg, PA  15601


21.6 Entirety:    This  Lease  and  the  appendices   hereto

     constitute  the  entire agreement between  the  parties

     hereto.    There   are  no  prior  or   contemporaneous

     agreements  or  representations  affecting   the   same

     subject matter other than those expressed herein.

21.7 Transfer  of  Assets:  The Parties  reserve  the  right individually  or collectively to transfer ownership  of

     assets which are the subject of this Lease to West Penn

     or  another entity of its choosing.  No signatory  will

     oppose such transfer of assets.



21.8 Severability:  Except as otherwise stated  herein,  any provision,  Article  or Section  declared  or  rendered

     unlawful  by  a court of law or regulatory agency  with

     jurisdiction  over this agreement, or  deemed  unlawful

     because of statutory change, will not otherwise  affect

     the lawful obligations that arise under this Lease.



                          ARTICLE XXII

                      Indenture Provisions

22.1 This  Lease is expressly made subject to the  lien  and security  of  the  Indenture, and is  not  intended  to

     impair  in any way such lien or security or the  rights

     under the Indenture.



                        ARTICLE XXIII

                Dispute Resolution Procedures

23.1 Internal  Dispute Resolution Procedures:   Any  dispute

     between West Penn and AESC involving service under this

     Lease (excluding applications for rate changes or other

     changes  which shall be presented directly to the  FERC

     for resolution) shall be referred within six (6) months

     of  the written notification of a dispute by a Party to

     a designated senior representative of AESC and a senior

     representative  of the West Penn for resolution  on  an

     informal  basis  as  promptly as practicable.   In  the

     event  the  designated representatives  are  unable  to

     resolve the dispute within thirty (30) days [or such other period as the Parties may agree upon] by mutual agreement, such dispute may be submitted to arbitration

     and   resolved  in  accordance  with  the   arbitration

     procedures set forth below.



23.2 External   Arbitration  Procedures:   Any   arbitration

     initiated under this Lease shall be conducted before  a

     single neutral arbitrator appointed by the Parties.  If

     the  Parties  fail  to agree upon a  single  arbitrator

     within ten (10) days of the referral of the dispute  to

     arbitration, each Party shall choose one arbitrator who

     shall sit on a three-member arbitration panel.  The two

     arbitrators  so  chosen shall within twenty  (20)  days

     select  a  third  arbitrator to chair  the  arbitration

     panel.   In  either  case,  the  arbitrators  shall  be

     knowledgeable  in  electric utility matters,  including

     electric transmission and bulk power issues, and  shall

     not  have any current substantial business or financial

     relationships with any party to the arbitration (except

     prior  arbitration).  The arbitrator(s)  shall  provide

     each  of  the Parties an opportunity to be  heard  and,

     except  as  otherwise provided herein, shall  generally

     conduct   the  arbitration  in  accordance   with   the

     Commercial   Arbitration   Rules   of   the    American

     Arbitration  Association and any applicable  Commission

     regulations or regional Transmission Provider rules.



23.3 Arbitration  Decisions:  Unless otherwise  agreed,  the arbitrator(s)  shall  render a decision  within  ninety

     (90)  days of appointment and shall notify the  Parties

     in  writing of such decision and the reasons  therefor.

     The arbitrator(s) shall be authorized only to interpret

     and  apply the provisions of this Lease and shall  have

     no  power to modify or change the Lease in any  manner.

     The decision of the arbitrator(s) shall be final and binding upon the Parties, and judgment on the award may

     be  entered  in  any  court having  jurisdiction.   The

     decision of the arbitrator(s) may be appealed solely on

     the  grounds that the conduct of the arbitrator(s),  or

     the  decision itself, violated the standards set  forth

     in    the   Federal   Arbitration   Act   and/or    the

     Administrative  Dispute  Resolution  Act.   The   final

     decision of the arbitrator must also be filed with  the

     Commission  if it affects jurisdictional  rates,  terms

     and conditions of service or facilities.



23.4 Costs:   Each  Party shall be responsible for  its  own

     costs  incurred during the arbitration process and  for

     the following costs, if applicable:

          (a)   the  cost  of the arbitrator chosen  by  the

          Party  to  sit on the three member panel  and  one

          half  of  the cost of the third arbitrator chosen;

          or

               (b)    one  half  the  cost  of  the   single

               arbitrator jointly chosen by the Parties.



23.5 Rights  Under The Federal Power Act:  Nothing  in  this section shall restrict the rights of any party to  file

     a   complaint   with  the  Commission  under   relevant

     provisions of the Federal Power Act.

          IN  WITNESS WHEREOF, the parties have caused  this

Lease  to  be  executed by their respective duly  authorized officers  or representatives, as of the day and  year  first above written.



Attest:                    ALLEGHENY ENERGY  SUPPLY COMPANY


__________________         By:__________________________________
                                    [Title]


Attest:                            WEST PENN POWER COMPANY


__________________         By:__________________________________
                                    [Title]




u:\jsheleh\JLM\GENCO\Facilities Lease Agreement 3_99.doc

                                                  APPENDIX A











                          Armstrong 1-2

                         Fort Martin 1

                         Fort Martin 2

                       Hatfield's Ferry 1-3

                          Harrison 1-3

                         Lake Lynn 1-4

                           Mitchell 1-3

                         Pleasants 1-2

                                                  APPENDIX B





            FOREIGN STATION OPERATING AGREEMENTS



     1. Power Agreement among Monongahela, Potomac, West Penn, and Allegheny Generating Company dated August 14, 1982 (the "AGC Agreement")

     2.    Power Agreement between Ohio Valley Electric
       Corporation and United States of America and related agreements as amended, dated October 15, 1952 ("OVEC
       Agreement")